Exhibit 99.1

VITAMIN SHOPPE, INC. 300 Harmon Meadow Blvd Secaucus, NJ 07094 (201) 868-5959 www.vitaminshoppe.com	NEWS RELEASE

VITAMIN SHOPPE, INC. ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Secaucus, NJ (February 21 2017) – The Vitamin Shoppe®, a multi-channel specialty retailer and manufacturer of nutritional products, today announced a number of changes to its board of directors.

The Company will add two new independent directors in the next two months. The Company will identify one candidate and Carlson Capital, one of the Company’s largest shareholders, will propose another candidate (subject to acceptability to the board of directors), under a new agreement reached between the Company and Carlson Capital. Both new directors will be highly qualified, independent directors and will not be a current or former employee, advisor, consultant or affiliate of Carlson or any of its affiliates or a former member of management of the Company. In order to appoint the two new directors, the Company intends to temporarily increase the size of the board of directors from 10 members to 12. Two current Board members will not stand for re-election at the 2017 Annual Meeting of Shareholders. As a result, immediately following the 2017 Annual Meeting of Shareholders, the board is expected to return to its current size of 10 members.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including with respect to the composition of the Company’s board of directors. These forward-looking statements can be identified by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control. The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes with certainty and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel, specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive retail assortment including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 900 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCare®, Next Step® and Betancourt Nutrition® brands. The Vitamin Shoppe conducts business through more than 775 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and primarily through its website, www.vitaminshoppe.com. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

CONTACTS:
Investors:	Media PR Agency:
Kathleen Heaney	Kaplow
201-552-6430	212-221-1713
ir@vitaminshoppe.com	vitaminshoppe@kaplow.com

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